Final Transcript

EXHIBIT 99.2

Conference Call Transcript

CSAR - Q1 2007 Caraustar Earnings Conference Call

Event Date/Time: May. 04. 2007 / 9:00AM ET

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

CORPORATE PARTICIPANTS

Bill Nix

Caraustar - VP, Treasurer, Controller

Mike Keough

Caraustar - CEO

Ron Domanico

Caraustar - SVP, CFO

CONFERENCE CALL PARTICIPANTS

Christopher Chun

Caraustar - Analyst

Bill Hoffmann

UBS - Analyst

Bruce Klein

Credit Suisse - Analyst

Gail Glaserman

UBS - Analyst

Randy Raseman

Durham Asset Management - Analyst

Robby Camus

AIG - Analyst

PRESENTATION

Operator

Good morning. Ny name is Casey and I will be your conference operator today. At this time I would like to welcome everyone to the Caraustar Industries, Inc. first quarter earnings call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (OPERATOR INSTRUCTIONS) Thank you. I will now turn the conference over to Mr. Bill Nix., Vice President, Treasurer, and Controller. Sir, you may begin.

Bill Nix - Caraustar - VP, Treasurer, Controller

Thank you, Casey, and good morning. Welcome to the Caraustar first quarter 2007 conference call. On the call today are Mike Keough, President and CEO, and Ron Domanico, Senior Vice President and CFO. Before we begin the call, I would like to provide you with our forward-looking disclaimer statement. The company’s presentation today contains certain forward-looking statements, including statements regarding the expected effect of certain events on the company’s future operating results. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. For a discussion of factors that could cause actual results to vary from those expressed or implied in the forward-looking statements, you should refer to the text of the company’s press release issued today regarding these matters and to the company’s filings with the Securities and Exchange Commission. We have about 20 minutes of prepared comments, then we will open it up for questions. At this time I’ll turn the call over to Mike Keough.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Mike Keough - Caraustar - CEO

Thank you, Bill. Good morning all, thank you for joining us on this call. This morning Caraustar reported first quarter 2007 results and we would like to add more context to the press release. As the press release pointed out, Caraustar reported a loss from continuing operations of $8.9 million or $0.31 per share. Of the $0.31, $0.18 of the loss was due to restructuring and impairment cost and accelerated depreciation associated with the Caraustar transformation plan and start-up ERP costs. You will hear more about the financial performance from Ron and Bill, but I also want to touch on key pressure points in our business and developments throughout the quarter.

Overall soft market demand, largely impacted by the housing downturn, coupled with dramatically higher fiber costs, led to a challenging quarter. Caraustar had a number of moving pieces in the quarter such as the Lafayette mill shut that complicates our financials and clouds performance. Sales for the first quarter showed a drop of 11.8% compared to the same quarter in 2006. Keep in mind that in Q1 2006 we had Sprague and Rittman mill numbers which are no longer part of our system. With those exclusions, we see our sales down 3.4% for the quarter on a comparable basis.

Our tube and core segment opened the year with a challenging quarter as shipments were down 10.3% Q1 to Q1 and down 0.8% sequentially. This segment was also down 7.5% in the overall industry statistics. We have a number of moving pieces with eight locations being shut or consolidated in the past nine months. We have seen quarterly demand volatility in the past in our numbers and those of the industry and we do believe that the pace of shipments will clearly pick up. We’re on track to install a high-speed state-of-the-art tube and core winder in two different locations around our system and we’re also going to install a new protective board machine this May in Illinois. These investments will add top line growth and reduce costs inside of our tube and core group. On the folding carton front, our folding carton business including our coated recycle mill in Tama, Iowa, had outstanding volume for the quarter, with shipments up 24.9%. The coated recycle box board business had been our toughest segment for a number of years. With several companies having made independent decisions to consolidate and rationalize, we now have a very good business due to market trends. We have installed a new printing press in our Charlotte, North Carolina, folding carton plant and we’ll do the same in Grand Rapids, Michigan by mid-year. These presses will provide enhanced print quality and operational flexibility that will drive additional growth opportunities in that group.

Gypsum facing paper continues to be our biggest challenge with volume down 29.3% Q1 to Q1 and off 1.6% sequentially. The housing pull back is very real and we’re gearing up to make sure our efforts to differentiate products and promote flexibility increases our volume in our system. We touched on a few activities last quarter specific to our two gypsum mills. Sweetwater has successfully trialed tube and core stock and we now have a commercial product inside the Caraustar tubing core system. We continue to believe, with our ramp-up, that we will produce 35,000 to 40,000 tons of internal product on a very low cost machine. Sweetwater is also gaining interest in traction with our mold, mildew and moisture resistant product, SaveFace MR. This is a cost-effective product to compete head to head with glass mat products for interior home applications and specialty applications like shaft liner. We have orders placed for this product and we expect interest to grow. We also discussed in some detail last quarter the impact of fewer gypsum tons at premiere box board of PBL, coupled with a book of corrugated medium business that dried up in the month at the end of November. The PBL joint venture is roughly 23,000 to 25,000 tons per month depending on mix. We’re presently producing 12,000 to 14,000 tons of facing paper per month so we need to make up the balance with medium and liner. We took some downtime between November and February, but closed the gap in March with a full book of container board business. With concerted efforts to sell medium and liner, PBL should stay full. In addition our trials have led us to additional liner opportunities and we’re very excited about this grade being part of the PBL portfolio. Specialty paperboard products were down 18.9% Q1 to Q1 as shown in the supplemental data. With backing out Sprague and Rittman, the shortfall was 13.7%. Part of the shortfall can be attributed to the housing sector drop off, part to requalifications with the Lafayette mill shut, also we exited the partition business a year ago and there was some trailing tons there and I would tell you that there was some loss over price recovery efforts. We do have a number of new products in it this space and we expect the volume trend to clearly improve.

I’d like to talk a little bit about price fiber and energy. In the supplemental data you will see that our mill average selling price was up $13 a ton Q1 to Q1 and flat sequentially. With the sharp rise in fiber cost Caraustar announced a $50 a ton increase effective March 7th. OCC prices in the southeast spiked $80 in a 90-day period from December 2nd to March 3rd. And we also paid premiums above that published rate to keep our mills running. In that volatile environment Caraustar and other companies independently announced another $50 a ton URB increase for dates that range from mid-March to the second week of April. In the past 60 days, fiber demand has clearly loosened and publications have recorded a drop in OCC prices of $40 a ton. So what does all this mean. It means that we’re going to have to fight to fully implement the first price increase and we will need to reassess where we go with the second one depending on the results of that battle. I’m sure there will be a question or two on that. Additionally pricing in our tube and core business is up $64 a ton Q1 to Q1 and $26 a ton sequentially. Caraustar is in the middle of executing an 8% tube and core price increase and our expectation is to secure 75% of that amount by mid summer. Energy costs Q1 to Q1 were favorable and you will hear more detail about energy from Ron. At this point I would like to hand the call to Ron.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Ron Domanico - Caraustar - SVP, CFO

Thanks Mike, and good day, everybody. In the first quarter 2007, Caraustar reported a loss from continuing operations of $8.9 million or $0.31 per share, as Mike told you a few minutes ago. This included restructuring and impairment costs of $5.8 million pretax or $0.13 per share, accelerated depreciation associated with the exit of our York, Pennsylvania, folding carton plant and our Leyland, England tube and core facility of $1.2 million pretax or $0.03 per share. And $800,000 pretax or $0.02 per share in consulting and other costs associated with the January 1st go-live of the Finance and HR modules of the company’s new ERP system.

Also in the quarter there was a negative difference in our effective tax rate versus the statutory rate of $1 million or $0.03 per share and I’ll talk about that a little later.

As Mike mentioned in his opening remarks, Caraustar has been aggressively pursuing a strategic transformation. While we are making significant progress it does result in a lot of moving parts that complicate comparisons with prior year. I will attempt to quantify the more significant items. In the first quarter 2006 Caraustar’s results included a pretax gain of $135.2 million from the sale of our 50% partnership interest in Standard Gypsum, a $1.2 million pretax charge in cost of sales for accelerated depreciation related to the closure of our Birmingham, Alabama, folding carton facility, an additional $1.2 million pretax charge in SG&A for the settlement of a patent infringement lawsuit in our industrial and consumer products group. In addition, the first quarter 2006 included the results of the Sprague and Rittman CRB mills which operations were exited in the third quarter 2006.

Loss from operations before restructuring and impairment costs in the first quarter 2007 was $2 million or $0.04 per share negative versus income in the first quarter of 2006 of $1.8 million or $0.04 per share positive, an unfavorable swing of $0.08. Favorable variances in operating income in the first quarter 2007 versus last year include $3 million pretax or $0.06 per share and a $20.70 per ton increase in URB paperboard pricing, $2.3 million pretax or $0.05 per share and a $35 per ton increase in tube and core margins, $2.3 million pretax or $0.05 per share from CRB mills driven by improved performance at Tama and loss avoidance at Sprague and Rittman, $0.5 million or a $0.01 a share and stronger results from our recovered fiber group and $400,000 or $0.01 per share in lower energy costs. In addition, there was a $1.2 million pretax or $0.03 per share from the patent infringement settlement last year and lower SG&A. On the unfavorable side variances in operating income include $6.1 million or $0.13 per share in higher fiber cost that Mike referenced a little while ago, $4 million pretax or $0.09 per share and 26.6 thousand tons of lower URB mill paperboard volume, $2.3 million pretax or $0.05 per share and 11.9 thousand tons of lower tube and core volume and $800,000 or $0.02 per share in consulting and other costs associated with the January 1st launch of our ERP system. Restructuring impairment costs were $5.8 million pretax or $0.13 per share in the first quarter of 2007, up $1 million versus the same quarter last year. Of the $5.8 million, $4.9 million were cash charges associated with the cessation of operations of three paper mills, five folding carton facilities and six tube and core converting operations. Half of the cash charges were attributed to severance payments. The noncash charges of $900,000 were associated with the impairment at the Lafayette paper mill that was shut in January of this year.

Other income and expense in the fourth quarter 2006 was a loss of $4.4 million or $0.095 per share, I’m sorry that was 2007, versus $129 million in the first quarter of 2006. A favorable variance of $3.4 million or $0.07 per share and lower net interest expense from debt reduction was more than offset by $1.4 million or $0.03 per share in lower earnings at PBL which is recorded in the equity income of unconsolidated affiliates line on the profit statement and $135.2 million or $3.03 per share from the gain on the sale of interest in Standard Gypsum last year. Income taxes in the first quarter 2007 included $1 million or $0.03 per share of tax expense related to the change in the estimated state income tax rates, the inability of the company to record the tax benefits of current losses in certain state and foreign tax jurisdictions and the impact of certain nondeductible expenses incurred during the quarter. On the SG&A front costs from the first quarter 2007 were $29.4 million, down $6.1 million versus prior year. $2.9 million of the reduction was attributed to the exit of Sprague and Rittman and the balance was driven by our right sizing and cost takeout initiatives.

Perhaps more significant than the absolute decline in SG&A dollars is the progress that has been achieved in the reduction of SG&A as a percent of sales. SG&A was 12.6% of sales in the first quarter 2007. This is down from 12.7% sequentially from the fourth quarter 2006 and down further from the 13.5% in the first quarter last year. Inflationary increases in salaries, wages, health care, pension expenses have been more than offset by cost takeout initiatives. The initiatives currently underway are targeting to reduce SG&A by at least $10 million per year with a target to achieve the industry mean of SG&A at 10% of sales in a couple of years. In the first quarter 2007 we reduced 25% of our IT head count and 25% of our corporate HR head count. Staff reductions in finance and accounting have also occurred and will be reflected in the second quarter results. On the energy front, Caraustar’s blended rate in the first quarter 2007 was $6.22 per MMBTU. Rates were up sequentially in coal, natural gas and electricity, but down slightly in fuel oil. Our ability to switch between energy sources in our mills provides an operating hedge to energy volatility. For example, we increased the use of fuel oil from 3% of our boiler energy in the third quarter 2006 to 24% in the first quarter of 2007. In just six months we swang from 3% to 24% on fuel oil. On a comparable mill basis, energy costs in the first quarter 2007 were pretty benign, $400,000 favorable versus the same quarter last year and $600,000 unfavorable sequentially from the fourth quarter 2006. Crude oil closed last

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

night at $63.19 per barrel and natural gas ended at $7.95 per MMBTU. Our financial hedge position on energy is very short and we don’t expect a change in that strategy near term. I’ll now turn it over to Bill to review cash flow, liquidity, debt and working capital. Bill.

Bill Nix - Caraustar - VP, Treasurer, Controller

Thanks, Ron. I will provide you with the base EBITDA number for the past five quarters as we calculate it for purposes of our senior credit facility and will also provide you with the detailed calculation in the 8K for today’s conference call. For the first quarter 2007, EBITDA was a loss of $700,000 ** and consisted of a net quarterly loss of $8.9 million in brackets, plus a tax benefit, $3.3 million in brackets, plus interest expense of $4.7 million, plus depreciation amortization of $6.1 million, less income from unconsolidated affiliates of $0.2 million in brackets, JV dividends were zero and noncash restructuring and loss on disposable assets was $0.9 million which should put to a negative $0.7 million. This compares to $10.6 ** million for the same period a year ago and $2.3 ** million for the fourth quarter of 2006. Primary reasons for the decline in the first quarter of 2007 were $4.8 million in cash restructuring costs associated with the closure of various facilities and a $9 million lower difference in operating income after taking out the effects of the gain on the sale of Standard Gypsum in Q1 2006. In the first quarter of 2006, dividends from PBL were zero as they were in the first quarter of ‘07. In comparing operating results quarter-over-quarter, it should be noted that Q1 2006 was a strong quarter, in fact it was the strongest of the previous four and the next four, if you exclude (inaudible) standard and loss on - in Q2 ‘06 on the redemption of bonds.

Turning to cash and available liquidity, we ended the quarter with $1.2 million of cash on the balance sheet, our senior - or current senior secured credit facility had $51.7 million in outstanding borrowings at March 31, 2007. Of the $29.6 million term loan, $23.8 million is in long-term debt, $5.8 million is shown as current, that’s the amount due within one year, long borrowings were $22.1 million and outstanding letters of credit were $16.6 million that reduce availability under the revolving portion of the facility. Availability under the revolver at March 31, 2007, was approximately $26.1 million after consideration of limitations imposed to fix charge coverage. In Q1 2007, liquidity was reduced due to seasonally weak Q4 ‘06 results exacerbated by the housing slow down which curtailed distributions from PBL and significantly impacted the sale of facing paper from the company’s Sweetwater mill. It was also reduced, due to an average per ton fiber cost in the first quarter of $130 versus $89 during the same period a year ago and versus a sequential number of $106 in Q4 of ‘06, with most of the March, 2007, announced selling price increases yet to have any effect. It was further reduced due to a smaller borrowing base of receivables and inventories because of the number of closed locations. Even though the revolver portion of the facility has a commitment of $180 we are limited by the amount of the borrowing base. As a result of these items and to ensure that we have sufficient liquidity to also invest in certain capital expenditures that we have discussed on previous calls and that Mike talked about earlier, such as the presses and the liners and the converting group, we felt it was prudent to provide more flexibility on our revolver and, subsequent to quarter end, we have commitments from our bank syndicate to provide approximately $10 million of additional availability under our line, if needed. This amount was not included in the debt availability amount that I gave you earlier. Capital expenditures for the quarter were $8.1 million compared to $7.8 million for the same period last year. And we expect capital expenditures in the $20 million to $25 million range for the full year ‘07. Finally, before we leave liquidity we are certainly aware of the June ‘09 maturity of our senior notes and that there is a good debt market right now and we are exploring various financing alternatives presently.

Taking a look at working capital, which we define as inventory plus accounts receivable less accounts payable, was down $10.3 million from March 31, ‘06 to March 31, ‘07 due to facility closures and a focused initiative to improve working capital. Sequentially, working capital increased $4.3 million from the end of ‘06 to March 31, 2007, primarily due to seasonal increases, fiber cost increases, and a delay in receiving payment from PBL for recovered fiber sold to it by Caraustar of approximately $5.5 million. This $5.5 million represented most of the first quarter purchases for PBL fiber and it was a primary reason that receivables increased $16 million from year end. The delay was attributable to transitioning billing from the new ERP system in Q1 ‘07. Quarter-over-quarter, days payable outstanding increased one day, days inventory outstanding increased two days, and days sales outstanding increased two days which was essentially the bulge in receivables caused by the delay in receiving payment from PBL for the $5.5 million in fiber. As I stated on last quarter’s call, we are focused on working capital reduction in ‘07. We believe that we can significantly impact $100 million or so of networking capital by reducing inventory levels through centralized management, improving the time of billing to customers and better supply chain management in partnership with our customers and suppliers. Our managers are incented to reduce working capital and we expect to report progress to you over the next three quarters. At this time I’ll turn it back over to Mike for some closing comments.

**	See note regarding non-GAAP financial measures and the accompanying reconciliation table on the page preceding this transcript titled “Unaudited Supplemental Data.”

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Mike Keough - Caraustar - CEO

Thank you, Bill. Although our transformation plan is being implemented against a backdrop of the most challenging market we have seen in many quarters, we see good progress in many areas, an improved balance sheet, a better portfolio of businesses, Ron talked about SG&A, clearly improved with upside there. With the consolidations we have fewer roofs with much more scale and we do have many many new product offerings throughout the company, and I would say expect more of those to help drop - grow the top line, and then drop to the bottom line. When I take a look at volume, although still somewhat punky, April demand showed some pickup over Q1 and we believe we’re going to come in to a part of the economy with a greater demand for our products. At this point I would ask Casey to open the call for your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Your first question comes from Christopher Chun with Deutsche Bank.

Christopher Chun - Caraustar - Analyst

Thanks, good morning guys.

Mike Keough - Caraustar - CEO

Good morning.

Christopher Chun - Caraustar - Analyst

I know you already touched on this, but can you give us an update on the volume mix that you’re running at PBL right now?

Mike Keough - Caraustar - CEO

Sure. I’m sorry, did I cut off the second part of your question Christopher?

Christopher Chun - Caraustar - Analyst

I was just asking between facing paper, medium and liner and so forth.

Mike Keough - Caraustar - CEO

Okay. When you look at PBL, PBL is, let’s call it 25,000 tons, 23 to 25,000 tons, and right now it’s roughly 50% gypsum facing and 50% container board. Most of it medium. We are starting, as I mentioned on the call, we have had a number of trials on the liner board side and we’re commercial with a number of customers and so I would expect that the liner piece of that 50% will grow.

Christopher Chun - Caraustar - Analyst

And then can you talk about the margins that you’re realizing on the different grades?

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Mike Keough - Caraustar - CEO

Well, one of the challenges at PBL, and I think Bill pointed out that we had a year-over-year flat quarter from an EBITDA standpoint. Keep in mind that we took downtime, from memory — in November we had maybe 11 days down, December comparable number of days down, and then we closed the gap. January was down roughly five to six days, two days in February, and a full book of business in March. A little bit of color on the backdrop. From a margin standpoint their fiber costs are up too, like the rest of the industry. Container board prices haven’t moved, there have been a number of announcements with the potential of liner board moving or margins are going to improve. Facing paper tends to get locked in, margins are locked in based on a long-term pricing formula we have with a number of customers. And there is a lag and throughout the bulk of our account mix we’re going to see prices going up with gypsum facing. Historically gypsum facing has been a pricier margin mix than container board.

Christopher Chun - Caraustar - Analyst

Okay. And then getting back to the pricing initiatives that you referenced in your prepared remarks, you said that you’re in the process of implementing the first round. Can you talk about where your prices are compared to before you announced these initiatives?

Mike Keough - Caraustar - CEO

Sure, let me take a shot at that. Again, we had fiber going through the roof and in the month of March we an announced two $50 uncoated recycle box board increases. And independently our competitors did the same thing. And then you have markets loosening and pricing coming down, went up $80, came down $40. On the first line, I would have told you a week ago, last Thursday I would have told you that of the first one, we were going to lock in $45 of the $50. Pretty quickly. Before the end of the second quarter. And I think, based on fiber dropping, my read is I think that number could have some downside to it. And so what I would say on this call, I believe by the end of the second quarter we’re going to have a number, a sales price number that’s going to be up in the $35, $38 a ton, possibly $40 a ton range on the URB side. On the tube and core side, I think I mentioned that we have 8% announcement out there. And I believe we will, by mid-summer, realize 6% of that roughly 75%.

Christopher Chun - Caraustar - Analyst

How about on the fiber side, where are fiber costs now and what do you expect the Q2 average to be relative to the first quarter average?

Mike Keough - Caraustar - CEO

Okay. We finished Q1, our cost, not publication, our cost, we tend to talk a lot about OCC, it’s roughly 50% of our cost t but we use other grades as well. And I believe Ron our number was for Q1 was $132 and that is delivered to our mill. The March number was $160, so the quarter was $132, March was $160, and we do have an April number of $145. So Christopher, with the changes that’s taken place in the market our fiber cost will go down. If I were a betting man I would bet that we’re probably going to mirror that $132 number. Our Q2 should look like Q1. Where it goes from there is anybody’s guess, is it going to go back up, or is it going to stay down, flat, I’m not sure at this point.

Christopher Chun - Caraustar - Analyst

Okay, thanks, I’ll go ahead and turn it over.

Mike Keough - Caraustar - CEO

Thank you.

Operator

Your next question comes from Bill Hoffmann with UBS.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Bill Hoffmann - UBS - Analyst

Good morning. Mike, the question is just, you have given us some pretty good detail about trend on fiber cost as well as trend on prices. Can you help me zero in from a margin standpoint. From a margin standpoint, you probably crisscross going into positive margin territory sometime here in the second quarter. Whereas you pick up enough of the price offsetting this cost increase, is that kind of how you guys are thinking about it here?

Mike Keough - Caraustar - CEO

We do as we sit here right now. That might not have been the case yesterday or two days ago prior to the recent drop of $15 in fiber. And clearly Bill, a week ago what we were looking at was the first price increase was a lock. It appeared that there really wasn’t a lot of steam on the second one and fiber was up $80 a ton and it looked like we were going to get squeezed. Right now, I see a little bit of softening on that first price increase, but with fiber dropping, we, at a minimum, we’re going to be closing the gap. Ron, I don’t know how you have looked at the numbers from your perspective.

Ron Domanico - Caraustar - SVP, CFO

The same way Mike. As you talked with the potential of a quarter-over-quarter improvement in pricing at $35 to a maximum $40 a ton and that spike in fiber equally spread between Q1 and Q2 based on the purchases moving through our inventory, then into sales, keeping fiber flat during the quarter, we do expect margin expansion in the area that you discussed.

Bill Hoffmann - UBS - Analyst

Thanks. And then Ron, I wonder if we could also talk a little bit about, from an operating standpoint the second quarter versus the first quarter. Typically you get a bit of a seasonal pickup. Do you get better cost absorption do you think in the second quarter?

Ron Domanico - Caraustar - SVP, CFO

Yes, we do, and we have less energy usage because we no longer need to heat the paper mills as we have to in the first quarter based on the cold weather. We get higher volume just historically through the seasonality. I need to figure out what that is Bill. Our efforts to match supply and demand by taking down the Redding and Lafayette mills, we have eliminated the ability to spike up by the combined volumes of those operations, but if we can run our mills higher utilization we would get the economies associated with that in addition to the seasonally higher volume. So it will be a pickup both on the volume side and on the utilization side.

Bill Hoffmann - UBS - Analyst

Thanks. And then just a final question for Mike, and I’ll get back in queue, just in regards to your system now, you guys have done a lot as far as closing mills, folding plants, tube and core plants, etc., How do you feel about the optimization of your system today and its ability to run at more efficient levels? Do you need to do more at this point in time?

Mike Keough - Caraustar - CEO

I think the bulk of what we have done, what we have done should position us for the future. I don’t want to sit here and tell you that there might not be a one-off need. When I take a look at market demand our capability from the mill standpoint there is some softness right now. We see it across a number of different grades. So have we taken a little bit of downtime in our system, we have. Did we push price very strong in some spots and did we lose a little bit of share or did we lose some business that will come back? Some of that took place. I think on, balance, we have, with two presses going into one in Charlotte and one going into Grand Rapids, those presses really allowed us to take out a number of presses and ultimately idle a York, a Birmingham and a mentor. So when I look at the folding carton system I believe we’re there. When I take a look, I think in my prepared comments I talked about still some moving pieces in the tube and core end, I think we have, although there’s still an action on a

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

few of them right now, I think that system has the right mix of locations. If we had the capability in time to drastically increase the capability of a paper machine, would we take down another one? We would consider that. But I think in balance, I think what you see right now is what we’re going to have for some time.

Bill Hoffmann - UBS - Analyst

All right, thanks. I actually have one more. Ron, what was the EBITDA of PBL?

Ron Domanico - Caraustar - SVP, CFO

Bill, the EBITDA in the first quarter for PBL on a hundred percent basis was $3.2 * million. That included income from operations of $1.2 million and depreciation and amortization of $2 million.

Bill Hoffmann - UBS - Analyst

Great, thank you.

Ron Domanico - Caraustar - SVP, CFO

You’re welcome.

Operator

Your next question comes from [Gail Glaserman] with UBS.

Gail Glaserman - UBS - Analyst

Hi, good morning.

Mike Keough - Caraustar - CEO

Morning Gail.

Gail Glaserman - UBS - Analyst

Hi. Can you please talk a little bit more about your demand outlook, the confidence about seeing improvements, is that based on normal seasonal patterns are you seeing anything in your business that encourages you?

Mike Keough - Caraustar - CEO

I think gypsum will be a challenge. We’re in it for some period of time, that’s the bad news. The good news is when it does come back it’s a growth segment that even with ups and downs will grow at a rate of 3.5 to 4%. I think we do have some opportunities in a tough environment in two areas with gypsum, number one with specialty grades, I talked a little bit about SafeFace MR. There are still some integrated wall board producers that I think are looking at options in terms of should they be producing paper. So I think there’s some opportunities there. I would say

*	See note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

that’s a little longer term than short term. On the tube and core side, we had an off quarter. It appeared the industry was down. CCTI showed the industry down 7.5%. I think based on our book of business, based on where we’re located. we took a hit last quarter in a couple of areas, especially in southeast textiles. We have worked hard to balance the tube and core portfolio where we’re more focused on film core growth, some paper, also construction tubes, and protective board is clearly in that group. We see bounce back in that segment. We see that coming back. We had an off quarter on the specialty side and we do believe that based on new product development like I think we have talked about buying Tex 45 in the past, we haven’t announced this yet, but we’re going to come out with a press release shortly for a product called Stay Square which is a stable square product that will be the result of capital expansion at our [Astel 1] machine we feel very good about. I think I said that April, although better, we still demand as still somewhat punky. I think Ron spoke to it more from a seasonal standpoint, when you get into April, May, June, there’s historical demand for our products. I think we have seen a little bit of challenge in uncoated recycle box board based on housing slow down. And what I mean by that, we have one account, one customer, where last quarter we were down 2,000 tons and we sell a customer who adds value to that product and it goes into a sheathing product on the outside of a house. So I think it’s not going to take off like an F 18, I think it will slowly come back, that’s kind of how we see it.

Gail Glaserman - UBS - Analyst

Okay, thank you very much. Ron, just on the tax rate, can you give, given the issues the first quarter, can you give any guidance for the year, what sort of credit we should be looking at?

Ron Domanico - Caraustar - SVP, CFO

It’s complicated Gail, because number one when you’re near a breakeven point or a loss the analysis swings dramatically, especially on a percentage basis. So it depends on the forecast for the company earnings for the full year. The changes we had in permanent items due to the divestitures and closures we had, then the valuation allowance specifically with the state income tax rate, some of those businesses we exited were the only business we did in that state. When we exited that business we forfeited our ability to utilize NOLs in that state. So it’s a long way of saying no, at this point in time my crystal ball is pretty cloudy for the year, but we eventually would expect to go back to the statutory rates as we move through this interim period that’s been impacted significantly by our transformation plant. So I would say for the rest of this year it’s going to be unusual, but as far as modeling it we have nothing better than what we showed for the 26.9% that we used in the first quarter.

Gail Glaserman - UBS - Analyst

Okay, thank you.

Ron Domanico - Caraustar - SVP, CFO

Thank you.

Operator

Your next question comes from Bruce Klein with Credit Suisse.

Bruce Klein - Credit Suisse - Analyst

Hi, good morning.

Mike Keough - Caraustar - CEO

Morning.

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Bruce Klein - Credit Suisse - Analyst

I was wondering just if you can help us on the revolving credit situation I guess. What is the, is the blocking of the full availability, is working capital , is it bank covenants

Ron Domanico - Caraustar - SVP, CFO

Bruce, we have a floor on our revolver which is essentially only measured if availability is less than $20 million or if it’s less than $25 million for five consecutive business days. That is where you’re probably trying to compute availability, March 31, I can give you that break down if it’s helpful to you. We had a borrowing base of about $85 million. We had drawn borrowings of $22.1 that reduced that, $16.6 in LCs that further reduced that, to $46.1 million. If you give effect to the fixed charge coverage floor of $20, that is how you get to the $26.1 million of availability at March 31.

Bruce Klein - Credit Suisse - Analyst

When do you expect the $10 million increase size of the commitment to close?

Ron Domanico - Caraustar - SVP, CFO

We expect it to close in the next 30 days. But we do have verbal commitment.

Bruce Klein - Credit Suisse - Analyst

Okay. And what is the I guess the covenants you said kick in when you have less than 20 or 25, I assume you’re not meeting those covenants which is why that’s applicable, right?

Ron Domanico - Caraustar - SVP, CFO

It’s only measured if the fix charge ratio is less than one to one. Our fix charge ratio would not meet that test at the end of the first quarter.

Bruce Klein - Credit Suisse - Analyst

Okay. And what was the working capital goal for ‘07, I missed that, what was target, it was a source in 07, the goal?

Ron Domanico - Caraustar - SVP, CFO

You have about a hundred million dollars of networking capital, which is receivables and inventory less payables. It stays fairly constant. It kind of vacillates between 90 and 105. It increased from the fourth quarter seasonally and also, because of the delayed billings from PBL, but the answer to your question is of that net of a $100 million we feel like we can impact that significantly, and by significantly I mean somewhere between 5 to 10% over the next two or three quarters.

Bruce Klein - Credit Suisse - Analyst

Mike, I might have missed it, did you comment on tube and core in terms of their decline in the quarter and whether you expect relief in the short term or not?

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Mike Keough - Caraustar - CEO

That’s okay. We did talk about tube and core having clearly an off quarter, we did and the industry was down. We got hit in a couple of segments, textiles were softer and have continued to go south. Film and paper were a little bit soft. I did, I did point out, Bruce, that we have had this in the past. We have had a fair amount of volatility quarter-to-quarter with tube and core. And we do believe that it’s going to bounce back. We have every reason to believe it’s going to be a lot more realistic than we just saw. And some of it’s based on market and how it’s performed in the past and a lot of it’s based on our actions. We’re installing two high-speed winders, which are going to give us great flexibility. We have a number of new products in the mix that we’re excited about. And so you can expect that our performance from tube and core.

Bruce Klein - Credit Suisse - Analyst

Are you seeing any balance yet or not yet?

Bill Nix - Caraustar - VP, Treasurer, Controller

What I would tell you we have really optics into the month of April, we have seen some bounce. We do have a couple of key projects that we feel very strong about that I can’t announce right now, so I would say yes, we’re starting to see a little bit of pickup.

Bruce Klein - Credit Suisse - Analyst

And maybe Ron, energy, what was the energy I think 1Q was 622, what was 4Q?

Ron Domanico - Caraustar - SVP, CFO

I’m sorry, what.

Bruce Klein - Credit Suisse - Analyst

What was the energy per MSF.

Ron Domanico - Caraustar - SVP, CFO

What was the fourth quarter?

Bruce Klein - Credit Suisse - Analyst

Yes. Were you better or worse in 1Q versus 4Q?

Ron Domanico - Caraustar - SVP, CFO

We are unfavorable by $600,000 quarter-over-quarter. And I will get you MMBTU.

Bruce Klein - Credit Suisse - Analyst

That’s versus the fourth quarter?

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Ron Domanico - Caraustar - SVP, CFO

Yes. Fourth quarter weighted average cost per MMBTU was 639.

Bruce Klein - Credit Suisse - Analyst

Right, okay. Okay, I’m good for now, thanks a lot guys.

Mike Keough - Caraustar - CEO

Thank you Bruce.

Operator

Your next question comes from Randy [Raseman] with Durham Asset Management.

Randy Raseman - Durham Asset Management - Analyst

Hey, how you doing. Can you guys comment a little bit on your exposure to residential construction? I know we can assume that the (inaudible) paper business is heavily exposed. I’ve heard you make comments that tube and core is selling construction tubes, maybe give us by grade or segment what percentage of volume you think go into residential construction?

Mike Keough - Caraustar - CEO

They’re not big percents, but they have been growing percents. When I look at tube and core, construction tubes, our construction tube business has been growing at a rate of 20%, but the construction tubes when you look at in terms of pure dollars it’s less than 5% of our mix from memory. I did talk about it specific to uncoated recycle box board, I talked about one customer of ours who buys URB and uses it in sheeting. I think I mentioned in the quarter we were down 2,000 tons with that specific account. I would say that it’s probably uncoated recycle and that type of product and tubes and core, it’s probably no more than 5%. It’s not a big, big exposure. It’s material, but it’s not huge exposure.

Randy Raseman - Durham Asset Management - Analyst

Okay, thank you.

Mike Keough - Caraustar - CEO

Thank you.

Operator

Your next question comes Robby [Camus] with AIG.

Robby Camus - AIG - Analyst

Yes, hi guys. I just wanted to get some sense of your cash outflows in 2007. If you could talk about pension, additional cash restructuring charges, cash taxes and whether you expect to receive any dividends from PBL in ‘07, thank you.

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Mike Keough - Caraustar - CEO

Bill and I will tag team this. Going through that list as a result of the new Pension Protection Act, the company’s required to make in 2007 three payments of approximately $4.7 million each. The first was in April. The second in July and the third is in October. In addition, from 2006 the company’s required to make a pension contribution of around $2 million. We do not expect right now to pay cash taxes in 2007. We would —

Ron Domanico - Caraustar - SVP, CFO

Excuse me. We will have to pay about a million dollars of cash taxes, which are mostly not income type taxes, they’re franchise and the like.

Mike Keough - Caraustar - CEO

That’s right.

Robby Camus - AIG - Analyst

And the $2 million for the 2006 pension, when did you, have you already paid that or —

Bill Nix - Caraustar - VP, Treasurer, Controller

That’s September 15th.

Robby Camus - AIG - Analyst

Okay. Okay. And how does that compare to your pension expense for the year, for the book pension expense?

Bill Nix - Caraustar - VP, Treasurer, Controller

It’s significant. The contributions are significantly higher. The book pension expense.

Ron Domanico - Caraustar - SVP, CFO

Approximately $9 million, so the excess cash contributions would be in the $7, $8 million range.

Robby Camus - AIG - Analyst

Okay, okay.

Mike Keough - Caraustar - CEO

The other big cash outflow is capital expenditures and Bill covered that in his prepared comments, we expect to be between 20 and $24 million total for the year.

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Robby Camus - AIG - Analyst

How much of that would you say is maintenance, Cap Ex and, if things got much worse is there, would you is there any ability to ratchet back that Cap Ex.

Mike Keough - Caraustar - CEO

There is, about half of our CapEx, somewhere in the 10 to $14 million range is maintenance Cap Ex. And the discretionary products can be postponed or put on hold indefinitely.

Robby Camus - AIG - Analyst

Okay. But at this time you are planning on going ahead with the full $20 plus million?

Bill Nix - Caraustar - VP, Treasurer, Controller

Our projections indicate that we do certainly have the capacity, both from the cash generation of the business and the cushion of availability under revolving credit facility to proceed with our CapEx plan as approved by the board of directors.

Robby Camus - AIG - Analyst

Okay, okay. And then cash restructuring cost, I guess fairly large amount in Q1, what is the expectation for that?

Bill Nix - Caraustar - VP, Treasurer, Controller

The Q1 charges were driven primarily by the restructuring activities involving the shut down of a number of facilities. We’re very active in the latter half of ‘06 and in Q1. as Mike mentioned in his comments that activity is going to be slowing down, not that we won’t make a one-off here or there, but the cash restructuring charges associated with that activity are expected to tail off with the level of activity. So—

Robby Camus - AIG - Analyst

How much would that be approximately for the rest of ‘07?

Bill Nix - Caraustar - VP, Treasurer, Controller

We can’t forecast at this time, but it would be significantly less than the $4.9 million that we spent in Q1 in each subsequent quarter.

Robby Camus - AIG - Analyst

Okay. But it will still be like 1 or $2 million a quarter, something like that?

Bill Nix - Caraustar - VP, Treasurer, Controller

Approximately, we haven’t done that analysis.

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Robby Camus - AIG - Analyst

Okay, okay. And then PBL, I guess what is the outlook there for, do you expect to receive any dividends in ‘07 or just given what’s going on in the gypsum facing market that’s unlikely?

Bill Nix - Caraustar - VP, Treasurer, Controller

What we said previously, and that last call was before the fiber spike, was that we would expect no distributions from PBL in the first half of the year, but we would hope in the back half of the year as the mill was totally full of paper board again and Mike and his team have done a great job filling the mill up and margins have gone back to normalized level on the gypsum side, the margins are contractual. Changes in fiber, energy, labor, PPI, etc. are baked into pricing on a recurring basis. So the margins are more stable in gypsum facing paper. But the wild card has to do with the level of activity in the housing market and the pickup of gypsum in the back half of the year. We have not seen encouraging signs nor discouraging signs, but we haven’t seen any pickup in housing that would indicate a significant increase in the gypsum mix in the back half of the year. Based on that we’re uncertain of distributions from PBL. They could be as high as let’s say $5 million in the back half of the year or they could be zero, it all depends on the development of the market which we capital see from this distance.

Robby Camus - AIG - Analyst

Okay. Is there an annual depreciation number for PBL that you could possibly provide?

Bill Nix - Caraustar - VP, Treasurer, Controller

$8 million.

Robby Camus - AIG - Analyst

Okay.

Bill Nix - Caraustar - VP, Treasurer, Controller

$8.2.

Robby Camus - AIG - Analyst

Okay. Fantastic, thanks a lot guys.

Bill Nix - Caraustar - VP, Treasurer, Controller

Thank you.

Operator

At this time there are no further questions.

Mike Keough - Caraustar - CEO

Okay, Casey, then we will wrap it up. We appreciate your participation in the call and we look forward to talking to you next quarter. Thank you.

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Operator

Thank you for participating in today’s conference call. You may now disconnect.

Note Regarding Non-GAAP Financial Measures

This presentation also includes a reconciliation for the following financial measure:

•	Reconciliation of Joint Venture Net Cash Provided by (Used in) Operations to EBITDA

This item was discussed on the Company’s conference call held May 4, 2007 regarding its financial results for the first quarter of 2007. This item is not a financial measure under generally accepted accounting principles in the United States. Because this item is not a GAAP financial measure, other companies may present similarly titled items determined with differing adjustments. Accordingly, this measure as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included this non-GAAP financial measure because it uses this measure, and believes this measure is useful, in evaluating the Company’s cash position and its ability to generate cash.

The following table includes a reconciliation of this non-GAAP financial measure with the most comparable GAAP measurement. Investors are strongly urged to review this reconciliation.

Premier Boxboard Limited, LLC.

Reconciliation of Net Cash Provided by (Used in) Operations to EBITDA

(in thousands)

Premier Boxboard Limited (100%):

Q1 2007
Net cash used in operating activities (GAAP)	$(1,592)
Changes in working capital items and other	3,930
Interest expense (net)	906

EBITDA (Non-GAAP)	$3,244